CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                         QUERYOBJECT SYSTEMS CORPORATION

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         It is hereby certified that:

         1. The name of the corporation is QUERYOBJECT SYSTEMS CORPORATION (the "Corporation").

         2. The amendment of the certificate of incorporation effected by this certificate of amendment is to reflect a reverse stock split of the Corporation's common stock. The amendment does not change the terms and provisions of the Certificate of Designations Preferences and Other Rights and Qualifications of the Corporation's Series A, B and C Convertible Preferred Stock.

         3. To accomplish the foregoing amendment, Article FOURTH of the Corporation's certificate of incorporation, relating to the reverse stock split of the Corporation's Common Stock, is hereby amended to state the following:

                           "FOURTH: This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock this Corporation is authorized to issue is 60,000,000, par value $0.003 per share, and the total number of shares of Preferred Stock this Corporation is authorized to issue is 4,000,000 shares of Preferred Stock, par value $0.001 per share, with the Board of Directors being hereby authorized to fix or alter the rights, preferences, privileges and restriction granted to or imposed upon any series of such Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                           Simultaneously with the effective date of the filing of this amendment to the Corporation's Certificate of Incorporation (the "Effective Date"), each share of common stock, par value $.001 per share, of the Corporation issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Common Stock") shall automatically be reclassified and continued




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                           (the "Reverse  Stock  Split"),  without any action on
                           the part of the holder thereof, as one-third of one share of Common Stock. The Corporation shall not issue fractional shares on account of the Reverse
                           Split.   Holders  of  Old  Common   Stock  who  would
                           otherwise be entitled to a fraction of a share on account of the Reverse Split shall receive, upon
                           surrender   of  the   stock   certificates   formerly
                           representing shares of the Old Common Stock, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) three times such
                           price  as  the   Corporation's   Board  of  Directors
                           determines, in its discretion, to be the fair market value per share of the Old Common Stock on the business day prior to the Effective Date. No Interest shall be payable on the Cash-in-Lieu Amount."

         4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Deleware.

         Signed and attested to on January 27, 2000.




                                  By: ___________________________________
                                      Name:   Daniel Pess
                                      Title:  Executive Vice President and Chief
                                              Operating Officer



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